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                                                                    Exhibit 12.1

                   COMPUTATION OF EARNINGS TO FIXED CHARGES


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

                                                             Fiscal Year
                                --------------------------------------------------------------------
                                1993            1994            1995            1996            1997
                               ------          ------          ------          ------          ------
                                                  (in thousands except ratio data)
Net income before tax          (4,833)         (5,370)          4,480          9,830          29,943
Minority interest in
  net (loss) income of
  subsidiary                       --              --              --            (15)            (15)
Rental expense                    234             322             496            862           1,606
Interest expense                   82             285             413            275           2,059
                               ------          ------          ------         ------          ------
Earnings before interest,
 taxes, and fixed charges      (4,517)         (4,763)          5,389         10,952          33,593
                               ======          ======          ======          =====          ======

Total fixed charges               316            607             909           1,137           3,665
Ratio of earnings to
 fixed charges                 (14.29)          (7.85)          5.93            9.63            9.17
Coverage surplus
 (deficiency)                  (5,149)         (5,977)         3,571           8,693          26,278

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